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                                                                    EXHIBIT 99.2

                           STANDBY PURCHASE AGREEMENT

    STANDBY PURCHASE AGREEMENT (the "Agreement"), dated as of July 20, 1994 between Telemundo Group, Inc., a Delaware corporation ("Telemundo"), and Reliance Insurance Company, a Pennsylvania corporation ("Purchaser").

    WHEREAS, Telemundo is the debtor and debtor-in-possession in case number 93-B-42967(JLG), in the Bankruptcy Court, under chapter 11 of the Bankruptcy Code and the Bankruptcy Rules (the "Chapter 11 Case");

    WHEREAS, the Plan of Reorganization of Telemundo, confirmed by final order of the Bankruptcy Court on July 20, 1994 (the "Plan"), provides, among other things, for the reorganization of Telemundo (Telemundo, as it shall have been reorganized pursuant to the Plan, is referred to herein as "Reorganized Telemundo");

    WHEREAS, pursuant to section 7.01 of the Plan and the Rights Plan, Telemundo will distribute to record holders of Telemundo Common Stock as of the Rights Record Date an aggregate number of up to 1,450,000 Rights to purchase in the aggregate 1,450,000 shares of Reorganized Telemundo Common Stock at a price of $7.19 per share;

    WHEREAS, each Right will entitle the holder thereof to receive, upon payment of $7.19 per Right exercised, one share of Reorganized Telemundo Common Stock;

    WHEREAS, each Right, which will not be issued prior to the Confirmation Date, will be exercisable through the date that is thirty (30) days after the Confirmation Date, or if the latter date is not a Business Day, the next succeeding Business Day (the date on which such period expires being the "Expiration Date").

    NOW, THEREFORE, in consideration of the respective premises, mutual covenants and agreements of the parties hereto, and other good and valuable consideration and subject to the conditions hereof, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                 I. DEFINITIONS

    When used herein, the following terms shall have the following meanings (such meanings to be applicable to both the singular and plural forms of the terms defined):

    Bankruptcy Code: Title 11 of the United States Code, as amended from time to time.

    Bankruptcy Court: The United States Bankruptcy Court for the Southern District of New York, having jurisdiction over the Chapter 11 Case.

    Bankruptcy Rules: The Federal Rules of Bankruptcy Procedure, as amended from time to time.

    Business Day: Any day other than a Saturday, Sunday or other day on which banking institutions in the State of New York are not required to be open.

    Confirmation Date: Shall have the meaning assigned to such term in the Plan.

    Confirmation Order: Shall have the meaning assigned to such term in the Plan.

    Consummation Date: Shall have the meaning assigned to such term in the Plan.

    Disclosure Statement: The Disclosure Statement dated April 29, 1994 and filed by Telemundo with the Bankruptcy Court on April 29, 1994, as amended or modified from time to time.

    Payment Deadline: The close of business on the day that is three (3) Business Days prior to the Consummation Date.

    Person: Any natural person, corporation, partnership, joint venture, association, joint stock company, estate, trust, unincorporated organization, government, governmental unit, authority, agency or political subdivision thereof or any other entity, whether acting in an individual, fiduciary or other capacity.
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    Reorganized Telemundo Common Stock: The shares of Series A Common Stock, par value $.01 per share, of Telemundo from and after the Consummation Date.

    Rights: The rights to purchase shares of Reorganized Telemundo Common Stock to be issued under the Rights Plan and in accordance with section 7.01 of the Plan.

    Rights Plan: The rights plan substantially in the form annexed to the Plan.

    Rights Record Date: The record date for the receipt of Rights under the Rights Plan that shall be set forth in the Confirmation Order.

    Standby Shares: A number of shares of Reorganized Telemundo Common Stock equal to (i) 1,450,000 less (ii) the aggregate number of shares of Reorganized Telemundo Common Stock issuable upon (a) the valid exercise of the Rights prior to the Expiration Date and (b) the receipt of payment for such shares prior to the Payment Deadline.

    Telemundo Common Stock: The shares of common stock, par value $.01 per share, of Telemundo.

                        II. PURCHASE AND SALE OF SHARES

    2.1 Purchase and Sale of Necessary Shares. (a) Upon the terms and subject to the conditions of this Agreement and the Plan, at the Closing (as hereinafter defined), (i) Purchaser shall purchase from Reorganized Telemundo, and Reorganized Telemundo shall issue and sell to Purchaser, the Standby Shares and (ii) Purchaser shall pay to Reorganized Telemundo in immediately available funds an amount (the "Purchase Price") equal to the product of (x) $7.19 multiplied by (y) the number of Standby Shares. Telemundo shall deliver to Purchaser, at least two Business Days prior to the Consummation Date, a certificate signed by the appropriate officers of Telemundo, setting forth the number of Standy Shares.

    (b) The closing of the transactions provided for in this Agreement (the "Closing") shall take place at the offices of Fried, Frank, Harris, Shriver & Jacobson, One New York Plaza, New York, New York 10004-1980, or at such other place as the parties hereto shall mutually agree, on the Consummation Date.

    2.2 Delivery of Shares. At the Closing and upon payment in full of the Standby Purchase Price, Reorganized Telemundo shall issue and deliver to Purchaser a stock certificate or certificates representing the Standby Shares registered in the name of such Person or Persons, and in such denomination or denominations, as Purchaser shall designate in writing. Each certificate issued to Purchaser under this Section 2.2 shall bear the following legend:

            THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT
            BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR ANY STATE SECURITIES LAWS AND, ACCORDINGLY, THE TRANSFER, RESALE OR OTHER DISPOSITION OF SUCH SECURITIES MAY ONLY BE MADE PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR A VALID EXEMPTION THEREFROM AND IN COMPLIANCE WITH ALL APPLICABLE STATE SECURITIES LAWS, AND BY DELIVERY OF AN OPINION OF COUNSEL SATISFACTORY TO COUNSEL FOR THE COMPANY THAT THERE IS SUCH AN EXEMPTION.

                III. REPRESENTATIONS AND WARRANTIES OF TELEMUNDO

    Telemundo hereby represents and warrants to Purchaser as follows:

    3.1 Due Organization, Power and Authority, etc. Telemundo is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware with full power and authority to own, lease and operate its assets and to carry on its business as now and as heretofore conducted.

    3.2 Execution and Delivery; No Breach. (a) Subject to the entry of the Confirmation Order, (i) Telemundo has full power and authority to execute and deliver this Agreement and to consummate the transactions contemplated

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hereby and (ii) this Agreement has been duly executed and delivered by Telemundo and is the legal, valid and binding obligation of Telemundo, enforceable against it in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting the rights of creditors generally.

    (b) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby by Telemundo or Reorganized Telemundo, as the case may be, will (i) conflict with or result in a breach or violation of any of the terms, conditions or provisions of the corporate governance documents of Telemundo or Reorganized Telemundo; (ii) require any consent, approval, waiver, permit, order or authorization of, or registration, declaration, notification or filing with, any federal, state, local or foreign governmental judicial or regulatory authority (each, an "Authority") including, but not limited to, any required approvals of the Federal Communications Commission and the termination or expiration of the applicable waiting period (and any extension thereof) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, that has not been obtained or accomplished; (iii) result in a breach or constitute a default, or give rise to any right of termination, amendment, cancellation or acceleration of, or result in the creation of any lien, under any of the terms, conditions or provisions of any material note, license, agreement, contract or other instrument or obligation to which Reorganized Telemundo is a party or by which any of its assets will be bound after the Consummation Date; or (iv) violate any order, writ, injunction, decree, statute, rule or regulation applicable after the Consummation Date to Reorganized Telemundo or any of its assets. As used in this Agreement, "Lien" means any lien, pledge, claim, option, encumbrance, mortgage, hypothecation, equity, charge or any other similar limitation, except any such limitation contemplated by this Agreement.

    3.3 Capitalization. As of the Consummation Date, the equity capitalization of Reorganized Telemundo will consist of (i) 20,000,000 shares of Common Stock, divided into two series, Series A Common Stock and Series B Common Stock; (ii) 1,000,000 shares of preferred stock, par value $.01 per share, none of which will be outstanding; (iii) warrants to purchase up to 1,060,129 shares of Reorganized Telemundo Common Stock; and (iv) options, if granted, to purchase up to 1,000,000 shares of Reorganized Telemundo Common Stock. All of the shares comprising the Reorganized Telemundo Common Stock will be validly issued, fully paid and non-assessable. Except as set forth in the first sentence of this
Section 3.3, as of the Consummation Date, there will not be any outstanding securities convertible into, exchangeable for, or carrying the right to acquire, equity securities of Reorganized Telemundo, or subscriptions, warrants, options, rights or other arrangements or commitments obligating Reorganized Telemundo to issue or dispose of any of its equity securities or any ownership interest therein.

    3.4 Reorganized Telemundo Common Stock. The certificates representing the Standby Shares shall be in due and proper form, and the Standby Shares shall have been duly authorized by all necessary corporate action on the part of Reorganized Telemundo and, when issued and delivered by Reorganized Telemundo in accordance with this Agreement, will be validly issued, fully paid and nonassessable. Purchaser will acquire valid title to the Reorganized Telemundo Common Stock delivered to it by Reorganized Telemundo pursuant to this Agreement, free and clear of any Liens other than any Liens that may be granted by, or derived from or through, Purchaser.

    3.5 Adverse Change. Since the date of the Disclosure Statement, there has not been any material adverse change, or any development which Telemundo has reasonable cause to believe will result in a material adverse change, in the business, financial position or results of operations of Reorganized Telemundo and its subsidiaries taken as a whole, other than as set forth in the Disclosure Statement.

    3.6 Securities Laws. The Confirmation Order provides that the Rights issuable under the Rights Plan and the shares of Reorganized Telemundo Common Stock issuable upon exercise of the Rights are exempt from the registration requirements of the Securities Act (and of equivalent state securities or "blue sky" laws).

                IV. REPRESENTATIONS AND WARRANTIES OF PURCHASER

    Purchaser represents and warrants to Telemundo as follows:

    4.1 Due Organization, Power and Authority. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania. Purchaser has full power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby.

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    4.2 Execution and Delivery; No Breach. The execution and delivery by
Purchaser of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action of Purchaser. This Agreement has been duly executed and delivered by Purchaser, is the legal, valid and binding obligation of Purchaser, and is enforceable against Purchaser in accordance with its terms. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby by Purchaser will (i) conflict with or result in a breach or violation of any of the terms, conditions or provisions of the Certificate of Incorporation of Purchaser, (ii) with or without notice or lapse of time (or both), conflict with or result in a breach or violation of or default under, or permit the acceleration of any obligation under any provision of any agreement, indenture, mortgage, lien, lease or other instrument or restriction of any kind to which Purchaser is a party or by which Purchaser is otherwise bound or affected, (iii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Purchaser, or (iv) require on the part of Purchaser any consent, approval, waiver, permit, order or authorization of, or registration, declaration, notification or filing with, any Authority that has not been obtained or accomplished.

    4.3 Investment Representation. Purchaser is an "accredited investor" as defined in Regulation D of the Securities Act. Any shares of Reorganized Telemundo Common Stock acquired by Purchaser pursuant to this Agreement will be purchased by Purchaser solely for its own account for the purpose of investment and not with a view to the public distribution thereof; provided, that the disposition of the Standby Shares shall be within the sole discretion of Purchaser. Purchaser understands that the shares of Reorganized Telemundo Common Stock have not been registered under the Securities Act and may only be sold or otherwise disposed of in compliance with the Securities Act.

                V. CONDITIONS TO THE OBLIGATIONS OF THE PARTIES

    5.1 Conditions to the Obligations of Purchaser. The obligations of Purchaser to consummate the transactions contemplated by this Agreement on the Consummation Date are subject to the fulfillment, on or before the Consummation Date, of all of the following conditions (except such of the following conditions as shall have been expressly waived in writing by Purchaser):

    (a) The representations and warranties of Telemundo contained in this Agreement shall have been true and correct in all material respects as of the date of this Agreement and at and as of the Consummation Date as if made on and as of the Consummation Date, and Telemundo shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by it hereunder at or prior to the Consummation Date.

    (b) Telemundo shall have issued no more than the number of Rights determined in accordance with the Rights Plan.

    (c) The consummation of the Plan shall occur contemporaneously with the purchase of the Standby Shares pursuant to Section 2.1 of this Agreement.

    (d) At or prior to the Consummation Date, Telemundo and Purchaser shall have entered into a registration rights agreement substantially in the form of Exhibit P-8 to the Plan.

    5.2 Conditions to the Obligations of Telemundo. The obligations of Telemundo and Reorganized Telemundo to consummate the transactions contemplated by this Agreement on the Consummation Date are subject to the fulfillment, on or before the Consummation Date, of all of the following conditions (except such of the following conditions as shall have been expressly waived in writing by Telemundo or Reorganized Telemundo):

    (a) The representations and warranties of Purchaser contained in this Agreement shall have been true and correct in all material respects at and as of the date of this Agreement and as of the Consummation Date, as if made on and as of the Consummation Date, and Purchaser shall have performed and complied in all material respects with all of its covenants and agreements required by this Agreement to be performed or complied with by it hereunder at or prior to the Consummation Date.

    (b) The consummation of the Plan shall occur contemporaneously with the purchase of the Standby Shares pursuant to Section 2.1 of this Agreement.

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                               VI. MISCELLANEOUS

    6.1 Termination. This Agreement may be terminated at any time upon the mutual agreement of Telemundo or Reorganized Telemundo, as the case may be, and Purchaser; provided, however, this Agreement may not be terminated without the consent of the Creditors' Committee (as defined in the Plan). In addition, this Agreement may be terminated by Purchaser at any time after the day that is one-hundred twenty (120) days after the Confirmation Date by written notice of the same to Telemundo if the Consummation Date has not occurred on or before such date. Anything herein to the contrary notwithstanding, this Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Consummation Date by either Purchaser or Telemundo, if a default or breach shall have occurred by the other party with respect to the due and timely performance of its covenants and agreements contained herein, or with respect to its representations and warranties contained herein and such default or breach would give Purchaser or Telemundo, as the case may be, the right not to consummate the transaction pursuant to Section 5.1 or 5.2, as the case may be; provided, however, that if such default or breach is reasonably capable of being cured before the Consummation Date, and if the defaulting party promptly commences and continues to attempt to cure such default or breach and diligently pursues such cure, then the right of the other party to terminate shall be suspended for as long as the defaulting party continues diligently to pursue such cure, but only until the date upon which the Consummation Date would occur, but for the breach or default.

    6.2 Effect of Termination. If this Agreement is terminated and the transactions contemplated hereby are not consummated as provided above, this Agreement shall become null and void and shall be of no further force and effect, and there shall be no liability on the part of Purchaser, Telemundo or Reorganized Telemundo, except for any liability for any willful breach hereof.

    6.3 Survival of Representations and Warranties. The representations and warranties contained in this Agreement shall survive the Closing of the transactions contemplated by this Agreement.

    6.4 Fees and Expenses. Telemundo and Reorganized Telemundo shall bear all costs and expenses incurred in connection with the negotiation, preparation, execution and Closing of this Agreement and the transactions contemplated hereby.

    6.5 Notices. All notices or communications hereunder shall be in writing (including facsimile transmission) and shall be addressed as follows:

(i) if to Purchaser, to:

        Reliance Insurance Company
        Park Avenue Plaza
        55 East 52nd Street
        New York, NY 10055
        Attention:   Lowell C. Freiberg
                     Senior Vice President
        Telephone:   (212) 909-1100
        Facsimile:   (212) 909-1241

with a copy to:

        Reliance Group Holdings, Inc.
        Park Avenue Plaza
        55 East 52nd Street
        New York, NY 10055
        Attention:   Howard E. Steinberg, Esq.
                     Senior Vice President and General Counsel
        Telephone:   (212) 909-1136
        Facsimile:   (212) 909-1864

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(ii) if to Telemundo or Reorganized Telemundo, to:

        Telemundo Group, Inc.
        2290 West 8th Avenue
        Hialeah, Florida 33010
        Attention:   Chief Financial Officer
        Telephone:   (305) 889-7999
        Facsimile:   (305) 889-7998

with a copy to:

        Fried, Frank, Harris, Shriver & Jacobson
        One New York Plaza
        New York, New York 10004-1980
        Attention:   Brad Eric Scheler, Esq.
        Telephone:   (212) 820-8000
        Facsimile:   (212) 820-8583

Notices given by mail shall be deemed to have been given no later than five Business Days after the date sent, if sent by registered or certified mail, postage prepaid, and addressed to the applicable party at the address shown above (or such other address designated by such party subsequent to the date hereof). Notices given by facsimile or hand delivery transmission shall be deemed to have been given when sent or delivered, if properly addressed to the party to whom sent or delivered. Any party may, by notice to the other party given in accordance with this Section 6.5, designate another address or person for receipt of notices or communications hereunder.

    6.6 Entire Agreement. This Agreement constitutes the entire agreement and understanding between the parties with respect to the matters described herein, and supersedes all prior discussions, agreements and undertakings, written or oral, of any and every nature with respect thereto.

    6.7 Waivers and Amendments. This Agreement may be amended, superseded, cancelled, renewed or extended, and the terms hereof may be waived, only by a written instrument signed by authorized representatives of the parties or, in the case of a waiver, by an authorized representative of the party waiving compliance. No such written instrument shall be effective unless it expressly recites that it is intended to amend, supersede, cancel, renew or extend this Agreement or to waive compliance with one or more of the terms hereof, as the case may be. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any such right, power or privilege, or any single or partial exercise of any such right, power or privilege, preclude any further exercise thereof or the exercise of any other such right, power or privilege.

    6.8 Governing Law. This Agreement shall be governed in all respects, including validity, construction, interpretation and effect, by the laws of the State of New York (without regard to principles of conflicts of law), except to the extent that the Delaware General Corporation Law shall specifically and mandatorily apply to the issuance of the certificate or certificates representing the Standby Shares and the terms thereof and except to the extent that the Bankruptcy Code or Bankruptcy Rules apply.

    6.9 Binding Effect; No Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement is not assignable without the prior written consent of each of the parties hereto or by operation of law.

    6.10 Counterparts. This Agreement may be executed by the parties hereto in separate counterparts which together shall constitute one and the same instrument.

    6.11 Further Assurances. Each party shall, at the request of the other party, at any time and from time to time following the Closing promptly execute and deliver, or cause to be executed and delivered, to such requesting party all such further instruments and take all such further action as may be reasonably necessary or appropriate to confirm or carry out the provisions and intents of this Agreement and of the instruments delivered pursuant to this Agreement.

    6.12 Captions. All section titles or captions contained in this Agreement are for convenience only, shall not be deemed a part of this Agreement and shall not affect the meaning or interpretation of this Agreement. All references

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herein to sections shall be deemed references to such parts of this Agreement, unless the context shall otherwise require.

    IN WITNESS WHEREOF, the parties have duly executed this Agreement, all as of the date first written above.


                                        TELEMUNDO GROUP, INC.


                                        By: /s/ Peter J. Housman II
                                           ----------------------------
                                           Name: Peter J. Housman II
                                           Title: President, Business and
                                                    Corporate Affairs



                                        RELIANCE INSURANCE COMPANY


                                        By: /s/ James E. Yacobucci
                                           ----------------------------
                                           Name: James E. Yacobucci
                                           Title: Senior Vice President

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